Exhibit 99.1

Behringer Announces Election of Jason Hall as
CFO of Behringer Harvard Opportunity REIT II, Inc.

DALLAS (Oct. 29, 2014) — Behringer announced today that Jason Hall has been elected as chief financial officer of Behringer Harvard Opportunity REIT II, Inc. by the company’s board of directors.

Hall will continue to serve as senior vice president and chief accounting officer of Behringer Harvard Opportunity REIT II, Inc. (“the company”), positions he has held since September 2013. He has been the company’s principal accounting officer and treasurer since January 2012. With his election to CFO, Hall became the company’s principal financial officer. He began his tenure with the company in January 2005 as an SEC reporting manager.

“The company’s executive team joins me in congratulating Jason,” said Michael O’Hanlon, chief executive officer of Behringer’s opportunity platform. “We’re pleased that as an experienced member of our senior team, Jason has assumed these new responsibilities, and we are confident that he will continue to excel in this expanded role.”

Before joining Behringer, Hall served from 2000 to 2004 in various accounting positions including two years as corporate controller for Aegis Communications Group, Inc. At that time, Aegis Communications was publicly traded on the NASDAQ exchange and was the seventh-largest provider of outsourced customer care services in the United States. From 1991 to 2000, Hall was corporate controller of a private distribution company for five years and also spent three years in public accounting.

Hall has a bachelor of business administration degree in finance from Angelo State University and a master of business administration degree in accounting from Tarleton State University. He is a certified public accountant in the state of Texas.

About Behringer

Behringer creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer group of companies have made investments into more than $11 billion in assets. For more information, call 866.655.3600 or visit behringerinvestments.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for

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forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

David Nesmith

Richards Partners for Behringer

david_nesmith@richards.com

214.891.2864

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